Exhibit 99.2

Longwei Petroleum Announces Financial Results for Fiscal 2011

Revenue up 40% to $481.6 Million, Adjusted Net Income up 44% to $68.0 Million

Management to Host Earnings Conference Call Wednesday, September 14 at 10:00 a.m. EDT

TAIYUAN CITY, China, September 13, 2011 /PRNewswire-Asia/ -- Longwei Petroleum Investment Holding Ltd. (NYSE Amex: LPH) ("Longwei" or the “Company”), an energy company engaged in the storage and distribution of finished petroleum products in the People’s Republic of China (“PRC”), today announced its financial results for the fiscal year ended June 30, 2011. Summary financial data is provided below:

Fiscal Year 2011 Financial Highlights: (Year-over-Year Results)

--	Revenues increased 40% to $481.6 million, compared with $343.2 million.

--	Operating Income increased 42% to $91.7 million, compared with $64.4 million.

--	Non-GAAP* Net Income Attributable to Common Shareholders increased 44% to $68.0 million, compared to $47.2 million.

--
Non-GAAP* Basic Earnings per Share (“EPS”) increased to $0.69 per share and Diluted EPS to $0.67 per share, compared to $0.55 per share basic and $0.50 diluted EPS for the fiscal year ended June 30, 2010.

--	GAAP Net Income Attributable to Common Shareholders increased 52% to $62.5 million, compared with $41.1 million.

--	Basic Earnings per Share (“EPS”) increased to $0.64 per share and Diluted EPS to $0.61 per share, compared to $0.48 per share basic and $0.43 diluted EPS for the fiscal year ended June 30, 2010.

--	The Company’s Taiyuan and Gujiao fuel storage facilities contributed revenues of $269.7 million and $188.3 million, respectively. Agency fees contributed $23.5 million to revenues.

--	Stockholders’ Equity increased $83.9 million to $261.7 million, compared with $177.8 million

(*Non-GAAP adjustment net of non-cash derivative charge)

“We are pleased to report another year of record financial performance,” stated Mr. Cai Yongjun, Chairman and CEO of Longwei. “Our operations remain strong, and we once again achieved robust year-over-year top and bottom line growth. Our Gujiao facility contributed nearly 40% of total revenues during fiscal 2011, its first full year of operations. We hope to replicate the success of the Gujiao acquisition with our upcoming Huajie Petroleum asset purchase, which will nearly double our storage capacity upon its completion. We have paid 81% of the total RMB 700 million (approximately $108.3 million USD) purchase price to date and expect to close the transaction during our second fiscal quarter. We firmly believe the Company is well positioned to capitalize on the continued rising demand for oil in China, and the addition of the new facility assets will further accelerate our revenue and earnings growth in fiscal 2012.”

Fiscal 2011 Results of Operations

The following table contains selected statements of operations information, and should be read in conjunction with our financial statements and related notes included elsewhere in the Company’s Form 10-K filed with the SEC on September 13, 2011.

Longwei Petroleum Investment Holding Limited and Subsidiaries
Consolidated Statements of Operations and Other Comprehensive Income

	For the Years Ended June 30,
	2011	2010	2009
	(In Thousands, Except Per Share Data)

Net Sales	$481,553	$343,249	$196,811

Cost of Sales	383,730	274,002	157,341

Gross Profit	97,822	69,247	39,470

Operating Expenses	6,154	4,836	7,667

Operating Income	91,669	64,411	31,803

Derivative Income (Expense)	(5,447)	2,581	(637)
Interest Income	20	17	-
Interest Expense	-	(52)	(269)

Income Before Income Tax Expense	86,242	66,957	30,897

Income Tax Expense	(23,524)	(16,709)	(9,120)

Net Income	62,718	50,248	21,777

Foreign Currency Translation Adjustment	12,983	2,301	(1,372)

Comprehensive Income	$75,701	$52,549	$20,405

Net Income	$62,718	$50,248	$21,777
Preferred Stock Dividends Paid in Cash	(201)	(510)	-
Preferred Stock Deemed Dividends	-	(8,644)	-

Net Income Attributable to Common Stockholders	$62,517	$41,094	$21,777

Earnings per Common Share:
Basic	$0.64	$0.48	$0.28

Diluted (June 30, 2010 - Restated)	$0.61	$0.43	$0.28

Weighted Average Common Shares Outstanding:
Basic	97,873	85,979	76,537

Diluted (June 30, 2010 Restated)	101,684	95,262	78,524

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table contains financial measures that are not calculated in accordance with GAAP.  Such measures, which are unaudited and should only be read in conjunction with our financial statements and related notes included elsewhere in this report, are intended to serve as a supplement to the GAAP results.  The unaudited non-GAAP information reflects the adjustment to GAAP Net Income Attributable to Common Shareholders on a non-GAAP basis, whereby the effect of the noncash adjustment for each period presented of the change in the fair value of derivatives associated with the October 2009 Warrants is added back to the GAAP Net Income Attributable to Common Shareholders.  This non-GAAP adjustment has been used to calculate the non-GAAP basic and diluted earnings per share.  The non-GAAP operating results for the quarters presented are not necessarily indicative of results for any future periods, but management believes these non-GAAP financial measures provide useful information to investors for a more accurate picture of the Company’s operations on an ongoing basis.

Longwei Petroleum Investment Holding Limited
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	For the Year Ended June 30, 2011	For the Year Ended June 30, 2010

GAAP Net Income Attributable to Common Shareholders	$62,517	$41,094
Non-GAAP adjustments:
Add: Non-Cash Charge for the Change in Fair Value of Derivative	5,447	(6,063)
Non-GAAP Net Income Attributable to Common Shareholders (a)	$67,964	$47,157

GAAP Earnings Per Share:
Basic	$0.64	$0.48

Diluted	$0.61	$0.43

Non-GAAP Earnings Per Share:
Basic	$0.69	$0.55

Diluted	$0.67	$0.50

Weighted Average Common Shares Outstanding:
Basic	97,872,907	85,978,730

Diluted	101,683,648	95,262,031

(a)
Non-GAAP adjustment net of the non-cash expense for the change in the fair value of the warrant derivative liability is added back to the GAAP Net Income Attributable to Common Shareholders in order to calculate the Non-GAAP Net Income Attributable to Common Shareholders and Non-GAAP Earnings Per Share.  For the year ended June 30, 2010 the non-cash charge for the adjustment for the allocation of the fair value of the preferred stock to deemed dividend was also added back to GAAP Net Income Attributable to Common Shareholders.  A reconciliation of these calculations is provided above.   (The warrant derivative liability non-cash charge is associated with the issuance of Warrants for the October 2009 Financing.  The Warrants have a three year term, which expire October 29, 2012, and an exercise price of $2.255 per share.)

Longwei Petroleum Investment Holding Limited and Subsidiaries
Consolidated Balance Sheets

	June 30, 2011	June 30, 2010
Assets	(In thousands)
Current Assets:

Cash	$9,422	$10,125
Accounts Receivable, Net of Allowance for Doubtful Accounts of $0 in 2011 and $0 in 2010	23,883	25,837
Inventories	51,489	33,745
Advances to Suppliers	57,756	74,287

Total Current Assets	142,550	143,994

Deposit	85,093	-
Property Plant and Equipment, Net	45,662	43,577

Total Assets	$273,305	$187,571

Liabilities and Stockholders' Equity
Current Liabilities:

Accounts Payable	$589	$578
Warrant Derivative	2,893	2,084
Taxes Payable	8,096	7,129

Total Current Liabilities	11,578	9,791

Total Liabilities	11,578	9,791

Stockholders' Equity:

Preferred Stock, No Par Value, 100,000,000 Shares Authorized; 914,643 and 6,934,273 Issued and Outstanding as of June 30, 2011 and 2010	418	3,172
Common Stock, No Par Value; 500,000,000 Shares Authorized; 100,751,966 and 92,633,485 Issued and Outstanding as of June 30, 2011 and 2010	31,502	20,887
Additional Paid-in Capital	7,992	7,406
Retained Earnings	196,641	134,124
Other Comprehensive Income	25,174	12,191

Total Stockholders’ Equity	261,727	177,780

Total Liabilities and Stockholders’ Equity	$273,305	$187,571

Summary of Results of Operations

Revenues – During the fiscal year ended June 30, 2011, Longwei’s sales increased approximately 40.3% to $481.6 million, up from $343.2 million in the 2010 fiscal year. The sales increase was mainly a result of the full-year revenue contribution from the Company’s Gujiao facility, which began operations in November 2009, a year-over-year increase in the average sales price per metric ton of product sold, and new customer contracts and organic growth within the Company’s existing customer base due to solid domestic petroleum demand from both industrial and retail customers. The Company’s Taiyuan and Gujiao fuel storage facilities contributed revenues of $269.7 million and $188.3 million, respectively, during fiscal 2011.

For the year ended June 30, 2011, gasoline sales comprised 47% of Longwei’s total revenues, followed by diesel fuel at 46%, fuel oil at 1%, and solvents at 1%. Agency fees made up 5% of total revenues for the year. Industrial users in the coal mining and power generation sectors accounted for approximately 50% of total sales, down from 55% in fiscal 2010, while gas station operators accounted for approximately 50% of total sales, up from 45% in fiscal 2010.

Cost of Sales – Costs of sales increased by $109.7 million or 40.0%, from $274.0 million for the year ended June 30, 2010 to $383.7 million for the year ended June 30, 2011. As a percentage of total revenues the Company’s average product cost of sales remained flat at 80% of revenues. The weighted average cost basis per metric ton of finished petroleum product sold increased by $143/mt or 20.1% to $854/mt from $711/mt during the years ended June 30, 2011 and 2010, respectively.

The cost basis of finished petroleum products fluctuates during the year due to the pricing mechanism in place in the PRC. The price of finished petroleum products is established by a PRC regulatory body under a formula based on the movement of international prices over a look-back period of 22 working days and is reset when the price increases or decreases by 4%. The Company attempts to manage its costs by utilizing its storage capacity to adjust inventory levels based on the anticipated movement of industry pricing to take advantage of pricing, supply and demand fluctuations within the marketplace. The Company’s inventory turnover was approximately 41 days to correspond to the 22 working day pricing reset period and anticipated price movements in petroleum. Longwei’s supplier advance balance with refineries allows it to lock in supply so that management can react quickly to purchases based on the timing of the PRC pricing level adjustments.

Operating Expenses - Operating expenses for the 2011 fiscal year amounted to $6.1 million as compared to $4.8 million for the 2010 fiscal year. As a percentage of revenues, operating expenses decreased to 1.3% for the year ended June 30, 2011 from 1.4% for the year ended June 30, 2010. Operating income increased 42.3% to $91.7 million during fiscal 2011.

Net Income - Net income increased by $12.5 million or 24.8% from $50.2 million for the year ended June 30, 2010 to $62.7 million for the year ended June 30, 2011.  For the year ended June 30, 2011, net income attributable to common shareholders reduced net income by $201 due to cash dividends paid on preferred stock related to the October 2009 financing. Net income attributable to common shareholders increased by $21.4 million or 52.1% to $62.5 million for the year ended June 30, 2011, up from $41.1 million for the year ended June 30, 2010.

In accordance with GAAP, the Company recorded certain noncash and cash adjustments to income to account for derivative and financing costs associated with its October 2009 preferred stock financing. Net income adjusted net of these derivatives and financing costs was $68.0 million, an increase of $12.8 million or 44.1% over net income of $47.2 million for the year ended June 30, 2010. (The adjustments to net income attributable to common shareholders of $62.5 million included adding back a non-cash charge of $5.4 million for the change in fair value of the warrant derivative liability.)

EPS - The Company’s basic and diluted GAAP earnings per share for the fiscal year ended June 30, 2011 were $0.64 and $0.61, respectively, representing growth of 33% and 42% over basic and diluted GAAP EPS of $0.48 and $0.43, respectively, for the 2010 fiscal year.

Adjusted basic and diluted EPS for fiscal year ended June 30, 2011 were $0.69 and $0.67, respectively, representing growth of 25% and 34% over basic and diluted EPS of $0.55 and $0.50, respectively, for the 2010 fiscal year.

Liquidity and Capital Resources

Cash and cash equivalents totaled $9.4 million at June 30, 2011. As of June 30, 2011, Longwei’s current assets decreased $1.4 million or 1.0% from $144.0 million at year end June 30, 2010 to $142.6 million at year end June 30, 2011, primarily due to the reallocation of the deposit of $85.1 million to long-term assets associated with the purchase of fixed assets. Overall, the cash position decreased by $703,000 during the 12-month period ended June 30, 2011, resulting from $79.7 million of cash provided by operating activities, cash used in investing activities of ($85.0 million) and cash provided by financing activities of $2.7 million.

Longwei’s current ratio is approximately 12:1 (current assets to current liabilities) and improves to approximately 26:1 including the deposit, but net of the fair value of the warrant derivative liability at June 30, 2011. The Company had no long-term debt as of June 30, 2011. Accounts receivable turnover improved from 28 days to 19 days on total sales.  Inventory turnover decreased from 32 days to 41 days to account for additional product held in on-hand inventory during a period of rising prices to take advantage of the Company’s large storage capacity. The ratio of advances to suppliers to inventory decreased from approximately 2:1 to 1:1 from year end June 30, 2010 to year end June 30, 2011, respectively, but the combined balance in both inventory on-hand and advances to suppliers remained the same during the period at approximately $108 million. The Company has continued to improve its working capital management to enhance its flexibility on inventory management and purchasing capability to react to changes in market prices.

Longwei entered into a letter of intent with Shangxi Jiangtong Chemicals Co., Ltd. (“Jiangtong”) in March 2011 to acquire the assets of Jiangtong’s wholly-owned subsidiary Huajie Petroleum Co., Ltd. The Company intends to acquire the assets of a fuel storage depot in northern Shanxi Province (located in Xingyuan, Shanxi) including fuel tanks with a 100,000-metric-ton storage capacity. The Company has paid a deposit of 550 million RMB (approximately USD $85.1 million) toward the full purchase price of 700 million RMB (approximately USD $108.3 million). The assets are nonoperational with no revenue-producing history and include land use rights for 98 acres of land, 100,000-tonnage fuel tanks with accessory facilities and equipment, a special transportation railway line, and a 3,000-square-meter office building. The acquisition is subject to final due diligence and board approval. The Company engaged a third-party, independent valuation firm for the appraisal of the fair market value of the assets to be acquired. Longwei will account for the purchase of the proposed assets as an Asset Purchase.

2012 Financial Outlook

The Company maintains its current guidance for fiscal 2012. The Company anticipates revenues of approximately $576 million with net income of approximately $78 million (adjusted net of non-cash warrant derivative liability expense) for the fiscal year ending June 30, 2012. The Company will update its fiscal 2012 guidance to reflect its purchase of the assets of Huajie Petroleum Co., Ltd. once the asset purchase is closed and online, which the Company anticipates during the second fiscal quarter. Longwei expects the facility to contribute approximately $300 million to revenues and $40 million to net income during the first 12 months of operations.

According to a November 2010 report by the U.S. Energy Information Administration, China’s oil consumption will continue to rise in 2011 and 2012, with oil demand expected to reach 9.6 million barrels per day in 2011 and almost double to 17 million barrels per day by 2035. The PRC was also named the top global energy consumer in a recent report from the International Energy Agency.

Michael Toups, CFO of Longwei, stated, “Oil consumption in China is continuing to grow, and the rapid urbanization and burgeoning automobile market remain major growth drivers for our business. In the year ahead, we will continue to focus on expanding our customer base and improving inventory management. We expect both of our existing facilities to continue generating strong revenues, and we are confident in our ability to complete and quickly integrate the Huajie Petroleum acquisition.”

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Wednesday, September 14, 2011 at 10:00 a.m. EDT (7:00 a.m. PDT).

To participate in the call please dial (888) 634-9984, or (719) 325-2286 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found via the Company’s website at http://www.longweipetroleum.com, or alternately at http://ViaVid.net.

A replay of the call will be available for two weeks from 1:00 p.m. EDT on September 14, 2011, until 11:59 p.m. EDT on September 28, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the pin number for the replay is 9461341. In addition, a recording of the call will be available via the Company’s website at http://www.longweipetroleum.com for one year.

About Longwei Petroleum Investment Holding Limited

Longwei Petroleum Investment Holding Limited is an energy company engaged in the storage and distribution of finished petroleum products in the People's Republic of China. The Company's oil and gas operations consist of transporting, storage and selling finished petroleum products, entirely in the PRC. The Company's headquarters are located in Taiyuan City, Shanxi Province. The Company has a storage capacity for its products of 120,000 metric tons located at storage facilities in Taiyuan and Gujiao, Shanxi. The Company's Taiyuan and Gujiao facilities can store 50,000 metric tons and 70,000 metric tons, respectively. The Company has the necessary licenses to operate and sell petroleum products not only in Shanxi but throughout the entire PRC. The Company's storage tanks have the largest storage capacity of any non-government operated entity in Shanxi.

The Company seeks to earn profits by selling its products at competitive prices with timely delivery to coal mining operations, power supply customers, large-scale gas stations and small, independent gas stations. The Company also earns revenue under an agency fee by acting as a purchasing agent for other intermediaries in Shanxi, and through limited sales of diesel and gasoline at two retail gas stations, each located at the Company's facilities. The Company seeks to continue to expand its customer base and distribution platform through the utilization of its large storage capacity, which allows the Company the flexibility to take advantage of pricing, supply and demand fluctuations in the marketplace.

For further information on Longwei Petroleum Investment Holding Limited, please visit http://www.longweipetroleum.com. You may register to receive Longwei Petroleum Investment Holding Limited's future press releases or request to be added to the Company's distribution list by contacting Dave Gentry at info@redchip.com.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Longwei's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Longwei's operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. Other potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:
Michael Toups, Chief Financial Officer
U.S. Office +1 727-641-1357
mtoups@longweipetroleum.com
http://www.longweipetroleum.com

Investor Relations:
Mike Bowdoin
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 110
Email: info@redchip.com
Web: http://www.redchip.com

###

SOURCE: Longwei Petroleum Investment Holding Ltd.